                                                                    EXHIBIT 99.1

[ISCO LOGO]

                                           NEWS
                                              RELEASE

                                              CONTACT: Maureen Murnane
                                              PHONE: 847-391-9492
                                              INTERNET: ir@ilsc.com

               ILLINOIS SUPERCONDUCTOR AND KMW INC. OF KOREA AGREE
    TO DEVELOP NEW SUPERCONDUCTING RECEIVER FRONT-END FOR 3G WIRELESS MARKET

Mt. Prospect, IL (January 3, 2001) - ILLINOIS SUPERCONDUCTOR CORPORATION (OTC Bulletin Board: ISCO), a leading supplier of interference management solutions for the wireless telecommunications industry, and KMW INC. of Korea (KOSDAQ:KMW), Korea's leading supplier of front-end components and subsystems to the wireless industry, announced today that the two companies have signed an agreement to jointly develop an advanced-design cryogenic receiver front-end
(CRFE) system to meet the requirements of third-generation (3G) Wideband-CDMA wireless systems to be deployed, beginning this year, in Japan and Korea.

"Over the past year, we believe that the leaders in the wireless industry - especially in Asia - have developed a consensus that CRFE systems can play an important role in enabling 3G networks to control interference and achieve maximum performance," said Dr. George Calhoun, Chief Executive Officer of ISCO. "By working with KMW, one of the world's leading companies in the development of innovative front-end components and technologies for wireless networks, we can address the needs of 3G customers more effectively. KMW is an outstanding manufacturer, and they also bring a strong innovative spirit and excellent front-end technology to the project. Moreover, they are guided by their visionary leader, D.Y. Kim, who recognized the advantages of superconducting technology early on. KMW is prepared to seize the initiative with us in bringing HTS/CRFE systems to the commercial market. I am extremely pleased to be working with KMW. They are the right kind of partner for us."

D.Y. Kim, Founder and Chairman of KMW, said: "My goal is to build KMW into the world leader for 3G front-end systems. I believe that improved front-end performance will be crucial for realizing the service objectives of the wireless internet. KMW is bringing forward new technology for bridging to smart antenna systems using compact three-dimensional beam-forming technology. We believe that superconductor-based filters and cryogenic amplifiers will be synergistic with better signal management and interference management systems. ISCO is the world leader in HTS systems, and for this reason we wanted to work with them on this important technology."

Dr. Amr Abdelmonem, Chief Technical Officer for ISCO, said: "With KMW as a partner, we can realize quantum improvements in size, cost, and other commercial dimensions of the CRFE. The technical merits of HTS have been well established through our tests in Japan; now we must

'productize' the 3G system to be ready for the market as it develops this year. I am confident that with the leadership of D.Y. Kim, we will meet, and hopefully exceed, our customers' expectations, and will do so on an accelerated timetable."

KMW Inc., founded in 1991 and headquartered in Korea, is an innovative and dynamic company specializing in RF and Microwave products for mobile communications infrastructure. KMW is a preferred OEM supplier to major wireless systems companies such as Fujitsu, Lucent, Ericsson, Motorola and Samsung. KMW develops and manufactures products across a full range of RF products from the component level to the system level, including RF switches, filters, switchable combiners/dividers, front-end units, tower-top amplifiers, repeaters, and thin-film products. Recently, KMW announced a new 3-Way Beam Control Antenna system for IMT-2000 that was introduced this month in Japan.

KMW employs approximately 800 people at its operations in Korea, China, Japan, and the United States. Through quality products and innovative technology, the company expects revenues of approximately $110 million in 2000. KMW has received several awards for technological innovation from the Korean government, and also received the 1997 Product of the Year Award from Microwaves & RF Journal for its dielectric resonator based PCS Filter and took the cover page of Microwave Journal for its 5X4 switchable combiner/divider in 1996. For additional information on KMW, please visit the company's web-site at http://www.kmwinc.com/

Illinois Superconductor Corporation is a leading supplier of interference management solutions for the wireless telecommunications industry and the industry leader in the commercialization of high temperature superconducting technology for wireless telecommunication applications. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 300 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 3G systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with more meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future;

uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events